UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2015

EMC INSURANCE GROUP INC.
(Exact name of registrant as specified in its charter)

Iowa	0-10956	42-6234555
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

717 Mulberry Street, Des Moines, Iowa	50309
(Address of principal executive offices)	(Zip Code)

(515) 345‑2902
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On November 3, 2015, EMC Insurance Group Inc. (the "Company") issued a press release announcing that the Inter-Company Committees of the boards of directors of the Company and Employers Mutual Casualty Company (Employers Mutual), the Company’s parent organization, approved a change in the inter-company reinsurance program between the Company's reinsurance subsidiary and Employers Mutual for calendar year 2016, and also approved a new inter-company reinsurance program between the Company's three insurance subsidiaries in the property and casualty insurance segment and Employers Mutual for calendar year 2016. These reinsurance programs are intended to reduce the volatility of the Company's quarterly results caused by catastrophe and storms losses, and will provide protection from both the frequency and severity of such losses. Approval by the Inter-Company Committees is required to ensure that the terms of the agreements are fair and equitable to both parties; however, the programs must be approved by regulatory authorities before they become effective.

The reinsurance subsidiary's reinsurance program for 2016 will consist of two treaties. The first is a per occurrence catastrophe excess of loss treaty with a retention of $10 million, a limit of $10 million, 20 percent co-participation, and no reinstatement. The cost of this treaty will be approximately $2.0 million. The second is an annual aggregate catastrophe excess of loss treaty with a retention of $20 million, a limit of $100 million, and 20 percent co-participation. The cost of this treaty will be approximately $3.1 million. Any losses retained under the per occurrence treaty will inure to the benefit of the aggregate treaty. Only catastrophic events with total losses greater than $500,000 will be subject to the terms of the aggregate treaty. The reinsurance subsidiary will purchase additional reinsurance protections (Industry Loss Warranties) in peak exposure territories from external parties in which coverage is triggered when losses experienced by the insurance industry from a catastrophic event exceed a specified threshold (i.e., $20 billion). Any recoveries received from external parties will reduce the amount of losses ceded to Employers Mutual. The net cost of the external reinsurance protection is estimated to be approximately $4 million.

The property and casualty insurance subsidiaries' reinsurance program for 2016 will consist of two semi-annual aggregate catastrophe excess of loss treaties. The first treaty will be effective from January 1, 2016 through June 30, 2016, and will have a retention of $20 million and a limit of $24 million. The cost of this treaty will be approximately $6.3 million. The second treaty will be effective from July 1, 2016 through December 31, 2016, and will have a retention of $15 million and a limit of $12 million. The cost of this treaty will be approximately $1.5 million. All catastrophe and storm losses assumed by the property and casualty insurance subsidiaries (net of applicable reinsurance recoveries from external reinsurance protections purchased by the pool participants) will be subject to the terms of these treaties, and there is no co-participation provision. The press release is furnished as Exhibit 99.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized, on November 3, 2015.

EMC INSURANCE GROUP INC.
Registrant

/s/ Mark E. Reese
Mark E. Reese
Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99	Press Release